Exhibit 4.7

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Description of Capital Stock

The following is a summary of the general terms of the capital stock of Leggett & Platt, Incorporated (the “Company” or “Leggett”). This description is a summary, and it does not describe every aspect of our capital stock. This summary is subject to and qualified in its entirety by reference to our Restated Articles of Incorporation, our Bylaws, as amended, and the provisions of the Missouri General and Business Corporation Law, which we refer to as Missouri law, and which may be amended from time to time. Since the terms of our Articles of Incorporation and Bylaws may differ from the general information we are providing, you should only rely on the actual provisions of our Articles of Incorporation and Bylaws, which are listed as Exhibits 3.1 and 3.2, respectively, to this Form 10-K and are incorporated into this Exhibit by reference. For additional information, please read the Company’s Articles of Incorporation and Bylaws and the applicable provisions of Missouri law.

As used herein, unless otherwise specified or the context requires otherwise, we use the terms “we,” us” and “our” to refer to the Company.

General

Our authorized capital stock consists of 600,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock without par value. As of February 13, 2023, there were 132,922,445 shares of common stock and no shares of preferred stock outstanding. Under our Restated Articles of Incorporation, as amended, which we refer to as our “Articles of Incorporation,” without action by our shareholders, we may issue shares of common or preferred stock from time to time for any consideration which is not less than the applicable par value as determined by our Board of Directors (the “Board”) and all of those shares will be deemed fully paid and non-assessable after payment or delivery of the consideration for those shares.

Common Stock

Subject to the prior and superior rights of the holders of our preferred stock, if any, holders of common stock are entitled to receive dividends as and when declared by our Board out of legally available funds, and, if we liquidate, dissolve, or wind up, to share ratably in all remaining assets after we pay liabilities. Except as otherwise required by law, each holder of common stock is entitled to one vote for each share held of record on all matters presented to a vote of shareholders, including the election of directors, and all of our shares, including shares of preferred stock, will be voted as one class, except as set forth in any certificate of designation for our preferred stock or where specifically required by law to vote separately. Except as otherwise required by law, our Articles of Incorporation or our Bylaws, the holders of a majority of the shares entitled to vote at any shareholder meeting, present in person or by proxy, constitute a quorum and the act of the majority of that quorum is deemed the act of the shareholders. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any of our stock or other securities, and there are no conversion rights. There are no sinking fund provisions for the common stock. Our outstanding shares of common stock are non-assessable.

We may issue additional shares of authorized common stock without shareholder approval, subject to our Articles of Incorporation and Bylaws, Missouri law and applicable rules of the New York Stock Exchange (“NYSE”). EQ Shareowner Services is the registrar and transfer agent for our common stock. Our common stock is listed on the NYSE under the symbol “LEG”. We are entitled to treat the person in whose name any share, right or option is registered as the owner thereof and are not bound to recognize any equitable or other claim, except as otherwise required by law.

Redemption of Common Stock

Holders of shares of our common stock are entitled to have those shares redeemed under certain circumstances relating to a tender offer by a person who is or becomes a beneficial owner of more than 50% of our common stock. In general, our shares will be subject to redemption if any person (including any individual, entity or group acting together):

•	becomes the beneficial owner (as defined in our Articles of Incorporation), directly or indirectly, of more than 50% of the shares of our common stock outstanding and any such shares were acquired pursuant to a tender offer opposed by our Board; or
•	beneficially owns, directly or indirectly, more than 50% of the outstanding shares of our common stock and becomes the beneficial owner (as defined in our Articles of Incorporation), directly or indirectly, of any additional shares of our common stock pursuant to a tender offer opposed by our Board.

Each such beneficial owner described in these two bullets is referred to as an “Acquiring Person.”

Not later than 20 days following the date on which we receive reasonable notice that any person has become an Acquiring Person (the “Record Date”), we will give written notice to each holder of record of shares of our common stock (or securities or other rights convertible into or exercisable for shares of our common stock immediately or within 45 days following the Record Date), and will advise all such holders of the right to have their shares of common stock redeemed and the procedure for such redemption. If we fail to give the required notice, any holder entitled to such notice may, within 60 days thereafter, serve written demand upon us to require us to give such notice.

If the redemption right applies, each holder of our common stock as of the Record Date (and each holder of securities or other rights convertible into or exercisable for our common stock within 45 days following the Record Date) will have 45 days following the date the notice is mailed to have us redeem the shares of common stock, including any common stock into which securities or other rights would convert. The redemption rights do not apply to the Acquiring Person or any transferee of the Acquiring Person.

The redemption price generally will be the higher of:

•	the highest price paid by the Acquiring Person, including the value of any non-cash consideration as determined by our Board, and any commissions paid to brokers or dealers for solicitation or other services, for any shares of common stock pursuant to a tender offer that was made by the Acquiring Person and opposed by our Board; or
•	the highest market price per common share on the Record Date. For this purpose, the price on such date will be the highest sale price per common share traded on the NYSE or other national securities exchange or, if our common shares are not then traded on a national securities exchange, the mean of the highest bid and highest asked prices per common share quoted in the National Association of Securities Dealers Automated Quotation System on that date.

Shares must be redeemed pursuant to our redemption procedure, which requires depositing the shares for redemption with a redemption agent. We will redeem all shares entitled to redemption allowable under Missouri law on a pro rata basis, except that no fractional shares will be redeemed. Our redemption agent will pay out cash, on a pro rata basis, for the shares redeemed. If sufficient cash is not available to pay for all the deposited shares within 30 days of the last day to deposit shares, then each holder who did not receive the full redemption price will be entitled to receive interest at the rate of 18% per annum or the highest rate allowed by law, whichever is less, from the date 30 days after the last day to deposit the shares until the redemption price is paid in full.

Preferred Stock

Our Articles of Incorporation vest our Board with authority to issue up to 100,000,000 shares of preferred stock, no par value per share, from time to time in one or more classes and one or more series, with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be stated in the resolutions providing for the issuance of such stock adopted by our Board. Our Board is authorized to fix or determine:

•	the specific designation of the shares of the series;
•	the consideration for which the shares of the series are to be issued;
•	the voting rights appertaining to shares of preferred stock;
•	the rate and conditions, if any, under which dividends will be payable on shares of that series, and the status of those dividends as cumulative or non-cumulative;
•	the price, times, terms and conditions, if any, upon which the shares of the series may be redeemed;
•	the rights, if any, which the holders of shares of the series have in the event of our liquidation, dissolution or winding up of our affairs;
•	the rights, if any, of holders of a series of preferred stock to convert or exchange such shares for shares of any other class or series of our capital stock or any other corporation, including the determination of the price or the rate applicable to such right to convert or exchange and the adjustment thereof, the time during which the rights to convert or exchange will be applicable and the time during which a particular price or rate will be applicable; and
•	any other preferences, rights, privileges, qualifications, limitations and restrictions applicable to the series as may be permitted by law.

Before we issue any shares of preferred stock of any class or series, a certificate setting forth a copy of the resolutions of our Board, fixing the voting power, designations, preferences, the relative, participating, optional or other rights, if any, and the qualifications, limitations and restrictions, if any, appertaining to the shares of preferred stock of such class or series, and the number of shares of preferred stock of such class or series, authorized by our Board to be issued will be made and filed in accordance with applicable law.

Preemptive Rights

Our Articles of Incorporation provide that no holder of any of our stock will have any rights to purchase or subscribe for any part of our stock, or any bonds, certificates of indebtedness, debentures or other securities convertible into our stock. Any authorized stock or any additional authorized issuance of new stock or of securities convertible into stock may be issued and disposed of by our Board to such persons for such consideration and upon such terms and in such manner as our Board may in its discretion determine without offering on the same terms or on any terms to the shareholders then of record or to any class of shareholders.

Certain Effects of Authorized but Unissued Stock

We may issue additional shares of common stock or preferred stock without shareholder approval, subject to our Articles of Incorporation and Bylaws, Missouri law and NYSE rules, for a variety of corporate purposes, including raising additional capital, corporate acquisitions, and employee benefit plans. This could have the effect of diluting stock ownership by existing shareholders. We could also use additional shares to dilute the stock ownership of persons seeking to obtain control of the Company. See also “Certain Charter and Bylaw Provisions” below.

In addition, the existence of unissued and unreserved common and preferred stock may enable us to issue shares to persons who are friendly to current management, which could discourage an attempt to obtain control of us through a merger, tender offer, proxy contest, or otherwise, and protect the continuity of management and possibly deprive existing shareholders of opportunities to sell their shares at prices higher than the prevailing market prices.

Certain Charter and Bylaw Provisions

The rights of the holders of the Company’s capital stock are affected by certain provisions of our Articles of Incorporation and Bylaws such as those which:

•	limit the right of shareholders to remove directors or change the size of our Board;
•	limit the right of shareholders to fill vacancies on our Board;
•	limit the right of shareholders to call a special meeting of shareholders or propose other actions;
•	require unanimity for shareholders to act by written consent, in accordance with Missouri law;
•	require a higher percentage vote of shareholders than would otherwise be required under Missouri law to enter into certain transactions and to amend, alter, change, or repeal certain provisions of our Articles of Incorporation and Bylaws;
•	provide that the Bylaws may be amended by our Board; and
•	authorize the issuance of preferred stock with such voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such rights as may be specified by our Board, without shareholder approval.

Our Articles of Incorporation restrict the ability of our shareholders to amend our Bylaws in certain circumstances. These provisions may discourage certain types of transactions that involve an actual or threatened change of control of us.

Size of Board. Our Articles of Incorporation provide that the number of directors to constitute the Board will be fixed by, or in the manner provided in, our Bylaws, but establishes the minimum number of directors at three. Our Bylaws provide for a board of at least three directors but not more than fifteen directors and permit our Board to increase or decrease the number of directors within these limits. The directors are elected at the annual meeting of shareholders, except as otherwise provided in our Bylaws.

Election of Directors. Our Bylaws do not permit cumulative voting in the election of directors. Accordingly, the holders of a majority of the outstanding shares of common stock entitled to vote, present in person or by proxy, can elect all the directors nominated at that meeting of shareholders. In order for our shareholders to nominate a candidate for director, our Bylaws require that, among other things, such shareholder give timely notice to us in advance of the meeting. Ordinarily, the shareholder must give written notice at least 90 days but not more than 120 days prior to the first anniversary of the prior year’s annual meeting, but if no annual meeting was held in the previous year or if the date of the annual meeting is moved by more than 30 days from such anniversary date, notice must be received not later than the later of the 90th day prior to such annual meeting or the tenth day following the public announcement of such meeting. For special meetings where our Board has determined that directors will be elected, the shareholder must give written notice by the later of the 90th day prior to such meeting or the tenth day following the public announcement of such meeting. The notice must provide certain information regarding the nominee and the shareholder (and the beneficial owner, if any, on whose behalf such nomination is made, and any of their respective affiliates or associates or others acting in concert with them), including but not limited to, any Disclosable Interests, as defined in the Bylaws, any information that would be included in Schedule 13D filed with the Securities and Exchange Commission by the shareholder or beneficial owner (or any of their respective affiliates and associates or others acting in concert with them), a representation that the shareholder or beneficial owner intends to deliver a proxy statement and form of proxy to shareholders of at least 67% of the Company’s outstanding common stock, and the name, age, business and residential addresses, and the principal occupation or employment of the proposed nominee. Moreover, our Bylaws require that any shareholder giving notice to nominate individuals for election to the Board of Directors must deliver to the Company, no later than five days prior to the shareholder meeting, reasonable evidence that the shareholder has complied with Rule 14a-19 of the Securities Exchange Act of 1934, as amended. Also, our Bylaws require a shareholder who directly or indirectly solicits proxies from other shareholders to use a proxy card color other than white, which is reserved for exclusive use by the Company’s Board of Directors.

Proxy Access. The Bylaws permit a qualifying shareholder, or a group of up to 20 such shareholders, owning at least three percent of our outstanding stock continuously for at least three years to nominate, and include in our annual meeting proxy materials, qualifying director nominees constituting up to the greater of two directors or 20% of the Board, provided that the shareholders and nominees satisfy the eligibility, procedural and other requirements specified in the Bylaws.

Removal of Directors. Missouri law provides that, unless a corporation’s articles of incorporation or bylaws provide otherwise, the holders of a majority of the corporation’s voting stock entitled to vote at an election of directors may remove, with or without cause, any director from office. Our Bylaws provide that shareholders may remove a director only “for cause” and with the approval of the holders of a majority of the shares entitled to vote at the election of directors represented in person or by proxy at a shareholder meeting called for the purpose of removing any director or directors.

Filling Vacancies. Missouri law further provides that, unless a corporation’s articles of incorporation or bylaws provide otherwise, all vacancies on a corporation’s board of directors, including any vacancies resulting from an increase in the number of directors, may be filled by the vote of a majority of the remaining directors even if that number is less than a quorum, or by a sole remaining director, until the next election of directors by the shareholders. Our Bylaws also include this provision.

Limitations on Shareholder Action by Written Consent. Missouri law provides that any action by written consent of shareholders in lieu of a meeting must be unanimous. Our Bylaws also include this provision.

Limitations on Proposals of Other Business. In order for a shareholder to bring a proposal before our annual shareholder meeting, our Bylaws require, among other things, that the shareholder give timely notice to us in advance of the meeting. Ordinarily, the shareholder must give notice at least 90 days but not more than 120 days prior to the first anniversary of the prior year’s annual meeting, but if no annual meeting was held in the previous year or if the date of the annual meeting is moved by more than 30 days from such anniversary date, notice must be received not later than the later of the 90th day prior to such annual meeting or the tenth day following the public announcement of such meeting. The notice must include (i) a brief description of the business proposed, the text of the proposal, and the reasons for the proposal and any material interest of such shareholder; (ii) a description of all agreements, arrangements and understandings between such shareholders and beneficial owners, if any, and any other person (or persons) in connection with the proposal of such business by such shareholders; and (iii) the name and address of such shareholders (and the beneficial owners, if any, on whose behalf such proposal is made and any of their respective affiliates or associates of others acting in concert with them), and other required information, including but not limited to, any Disclosable Interests, as defined in the Bylaws, of such shareholders and beneficial owners, if any or any of their respective affiliates or associates or other acting in concert with them. We may reject any proposals that have not followed these procedures or that are not a proper subject for shareholder action in accordance with the provisions of applicable law.

Limitations on Calling Shareholder Meetings. Under our Bylaws, special meetings of the shareholders may be called only by the Board Chair, the Chief Executive Officer, the President or a majority of the Board of Directors. In addition, shareholders holding not less than two-thirds of all issued and outstanding shares entitled to vote for the election of directors may call a special meeting of shareholders by providing notice to our Secretary signed by the requisite holders which sets forth the information required above relating to proposals of other business. Our Secretary will call a special meeting not later than 90 days after receipt of that shareholder notice. Business transacted at any special meeting shall be confined to the purposes stated in the notice thereof.

Shareholder Voting Requirements for Mergers and Certain Other Transactions. Under our Articles of Incorporation, the affirmative vote of the holders of at least two-thirds of our outstanding shares entitled to vote is required for the approval of:

•	any merger or consolidation of us with or into any other corporation or entity;
•	any sale, lease, exchange or other disposition (other than by mortgage, deed of trust or pledge), of all, or substantially all, our property and assets, with or without the goodwill, if not made in the usual and regular course of our business; or
•	any plan or agreement relating to any transaction or agreement described above.

Restrictions in Our Articles of Incorporation on Certain Business Combinations. Our Articles of Incorporation contain a restriction on transactions defined as “business combinations.” No business combination may be consummated without first being approved by the affirmative vote of 95% of our then outstanding voting stock, voting together as one class, except as described below. This approval requirement is in addition to any other affirmative vote required by law, our Articles of Incorporation and our Bylaws. The 95% vote requirement does not apply to a business combination that:

•	has been approved by a majority of our continuing directors, which generally include our directors as of May 9, 1984 and any successors of such members whose nomination or election was approved by the affirmative vote of a majority of our then continuing directors; or
•	satisfies certain detailed fairness and procedural requirements, including the amount and type of consideration to be paid.

Our Articles of Incorporation generally define a “business combination” as:

•	any merger or consolidation of us or any subsidiary of us with any interested shareholder (as described below) or any affiliate of an interested shareholder;
•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any interested shareholder or any affiliate of any interested shareholder of any assets of ours or any subsidiary of ours generally having an aggregate fair market value of $5 million or more;
•	any issuance or transfer by us or any subsidiary of us (in one transaction or a series of transactions) of any securities of us or any subsidiary of us to any interested shareholder or any affiliate of any interested shareholder in exchange for cash, securities or other property (or a combination thereof) generally having an aggregate fair market value of $5 million or more;
•	the adoption of any plan or proposal for our liquidation or dissolution at any time during which there exists an interested shareholder; or
•	any reclassification of securities (including any reverse stock split), or recapitalization of us, or any merger or consolidation of us with any of our subsidiaries or any other transaction (whether or not with or into or otherwise involving an interested shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of our voting stock which are beneficially owned by any interested shareholder or any affiliate of any interested shareholder.

Our Articles of Incorporation generally define an “interested shareholder” as any person which is the beneficial owner (as defined in our Articles of Incorporation) of 10% or more of any class of our voting stock, excluding us, our subsidiaries and any fiduciary or trustee for the employees of us or our subsidiaries acting pursuant to any benefit plan or arrangement established by us.

Amendment to Certain Provisions of our Articles and Bylaws. Missouri law generally provides that the power to make, alter, amend or repeal bylaws is vested in the shareholders, unless and to the extent that such power is vested in the board of directors by a corporation’s articles of incorporation. Our Articles of Incorporation and Bylaws provide that our Bylaws may be amended by our Board. Generally, amendments to our Articles of Incorporation must be approved by the affirmative vote of a majority of our outstanding shares entitled to vote, unless any class of shares is entitled to vote as a class, in which event the proposed amendment must be adopted by the affirmative vote of a majority of the outstanding shares of each class of shares entitled to vote as a class and of the total shares entitled to vote.

Amendments to certain provisions of our Articles of Incorporation are subject to additional restrictions as follows:

•	amendments to the provisions of our Articles of Incorporation relating to the redemption of our common stock in certain circumstances require the affirmative vote of the holders of at least 85% of our outstanding common stock;
•	amendments to the provisions of our Articles of Incorporation relating to mergers and certain other transactions require the affirmative vote of the holders of at least two-thirds of the shares entitled to vote on such amendment; and
•	amendments to the provisions of our Articles of Incorporation relating to certain business combinations require the affirmative vote of the holders of 95% of our shares of voting stock, voting together as a single class; provided, that if no interested shareholder exists, the affirmative vote of 60% of the outstanding shares of our voting stock, voting together as a single class, shall be required to amend such provision.

In addition, our Articles of Incorporation provide protections for certain specific provisions of our Bylaws, called “Protected Bylaws.” Regardless of any other lesser percentage that may otherwise be required, no Protected Bylaw may be amended or repealed and no provision of our Bylaws or Articles of Incorporation inconsistent with a Protected Bylaw may be adopted at any time there exists a “substantial shareholder” without first obtaining the approval of either:

•	80% or more of our then outstanding voting stock voting together as a single class; or
•	a majority of all of our continuing directors, which generally include our directors as of the close of business on May 7, 1986 and any successors of such members whose nomination or election was approved by the affirmative vote of a majority of our then continuing directors.

Our Articles of Incorporation generally define a “substantial shareholder” as any person which is the beneficial owner (as defined in our Articles of Incorporation) of 20% or more of any class of our voting stock, excluding us, our subsidiaries, any fiduciary or trustee for our employees or our subsidiaries acting pursuant to any benefit plan or arrangement established by us or any of our subsidiaries and any such plan.

A Protected Bylaw is any bylaw that is designated as such by a resolution adopted by our Board. Bylaws relating to the following matters are considered “Protected Bylaws”:

•	annual and special shareholder meetings and related procedural matters, including our quorum requirement and the prohibition on cumulative voting (Sections 1.1, 1.2, 1.3, 1.4, 1.6 and 1.7 of our Bylaws);
•	the number and election of directors, qualifications of directors, removal of directors, procedures relating to shareholder nominations of directors, procedures relating to the calling of directors’ meetings and rules regarding Board committees (Sections 2.1, 2.2, 2.3, 2.4 and 2.6 of our Bylaws);
•	indemnification of directors, officers, employees and agents, including the advancement of expenses (Article 5 of our Bylaws); and
•	amendments of our Bylaws by our Board (Section 6.6 of our Bylaws).

To amend, repeal or adopt any provisions inconsistent with our Articles of Incorporation which provide the additional restrictions relating to “Protected Bylaws” requires the affirmative vote of 80% of our voting stock voting together as a single class; provided, that if no substantial shareholder exists, the affirmative vote of 60% of the outstanding shares of our voting stock, voting together as a single class, shall be required to amend, repeal or adopt any such provision.

Anti-Takeover Effects of Provisions

The inability to vote shares cumulatively, the advance notice requirements for nominations, and the provisions in our Articles of Incorporation that limit the ability of shareholders to increase the size of our Board or to remove directors and that permit the remaining directors to fill any vacancies on our Board make it more difficult for shareholders to change the composition of our Board.

The provisions of Missouri law and our Bylaws which require unanimity for shareholder action by written consent gives all our shareholders entitled to vote on a proposed action the opportunity to participate in the action and prevents the holders of a majority of the voting power of the Company from using the written consent procedure to take shareholder action. The Bylaw provision requiring advance notice of other proposals may make it more difficult for shareholders to take action opposed by our Board. Moreover, shareholders are required to follow certain procedures to force shareholder consideration of a proposal over the opposition of our Board in order to call a special meeting of shareholders. These provisions make it more difficult and time-consuming to obtain majority control of our Board or otherwise bring a matter before our shareholders without the consent of our Board, and thus reduce our vulnerability to an unsolicited takeover proposal.

Our supermajority vote requirements to approve some transactions or to amend some provisions of our Articles of Incorporation or Bylaws may discourage some types of transactions that involve an actual or threatened change in control. We believe these provisions enable us to develop our business in a manner that will foster its long-term growth, by reducing the threat of a takeover that is not in the best interests of us and our shareholders and the potential disruption entailed by the threat. On the other hand, these provisions may adversely affect the ability of shareholders to influence our governance and the possibility that shareholders would receive a premium above market price for their securities from a potential acquirer who is unfriendly to management.

Missouri Statutory Provisions

Missouri law contains certain provisions which may have an anti-takeover effect and otherwise discourage third parties from effecting transactions with us, including control share acquisition and business combination statutes. The following description does not purport to be complete and you should refer to the actual provisions of Missouri law for more information.

Business Combination Statute. Missouri law contains a “business combination statute” which generally restricts certain “business combinations” between us and an “interested shareholder,” or affiliates or associates of the interested shareholder. Under this statute a “business combination” generally means:

•	any merger or consolidation of us or any subsidiary of us with any interested shareholder or any affiliate or associate of any interested shareholder;
•	specified sales, leases, exchanges, mortgages, pledges, transfers or other dispositions (in one transaction or a series of transactions) to or with any interested shareholder or any affiliate or associate of any interested shareholder of any assets of ours or any subsidiary of ours;
•	specified issuances or transfers by us or any subsidiary of us (in one transaction or a series of transactions) of any stock of us or any subsidiary of us to any interested shareholder or any affiliate or associate of any interested shareholder;
•	the adoption of any plan or proposal for our liquidation or dissolution proposed by, or pursuant to any agreement, arrangement or understanding with any interested shareholder or any affiliate or associate of any interested shareholder;
•	specified reclassifications of securities or recapitalizations of us, or specified mergers or consolidations of us with any of our subsidiaries or any other transaction (whether or not with or into or otherwise involving an interested shareholder) which have the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of our voting stock which are directly or indirectly owned by any interested shareholder or any affiliate or associate of any interested shareholder; or
•	any receipt by any interested shareholder or any affiliate or associate of any interested shareholder of the benefit, directly or indirectly, except proportionately as a shareholder of us, of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by or through us.

An “interested shareholder” is generally any person which is the beneficial owner of 20% or more of the outstanding shares of our common stock, or is one of our affiliates or associates who, within the past five years, beneficially owned 20% or more of our common stock.

The statute prohibits business combinations between us and an interested shareholder for a period of five years after the date of the transaction in which the person becomes an interested shareholder, unless either the business combination or such transaction is approved by our Board on or before the date the interested shareholder obtains such status.

The statute also provides that, after the expiration of the five-year period, business combinations are prohibited unless:

•	the business combination or the transaction in which the person becomes an interested shareholder is approved by our Board on or before the date the interested shareholder obtains such status;
•	the holders of a majority of the outstanding voting stock, other than the stock beneficially owned by the interested shareholder, or any affiliate or associate of such interested shareholder, approve the business combination at a meeting no earlier than five years after such interested shareholder’s stock acquisition date; or
•	the business combination satisfies certain detailed fairness and procedural requirements.
A Missouri corporation may opt out of coverage by the business combination statute by including a provision to that effect in its governing corporate documents. We have not done so. The business combination statute may make it more difficult for a 20% beneficial owner to effect other transactions with us and may encourage persons that seek to acquire us to negotiate with our Board prior to acquiring a 20% interest. It is possible that such a provision could make it more difficult to accomplish a transaction which the shareholders may otherwise deem to be in their best interest.

Control Share Acquisition Statute. Missouri also has a “control share acquisition statute” that can limit the rights of a shareholder to vote some or all of his or her shares. Generally, a shareholder whose acquisition of shares results in that shareholder having the power to exercise or direct the exercise of voting power in the election of directors more than a specified percentage of our outstanding stock (beginning at 20%), will lose the right to vote some or all of his or her shares in excess of such percentage.

The limitation on voting the shares in excess of the threshold percentage may be waived with shareholder approval. First, the acquiring shareholder must meet certain disclosure requirements specified in the statute. Second, a majority of the outstanding shares entitled to vote, by class if so required, must approve the acquisition of such shares. Third, a majority of the outstanding shares entitled to vote, by class if so required (but excluding all interested shares such as shares held by the acquiring shareholder or by certain employees, directors and officers of the company), must approve the acquisition.

Not all acquisitions of shares constitute control share acquisitions. Examples include:

•	transfers in accordance with wills or the laws of descent and distribution or by gift where such gift is made in good faith and not for the purpose of circumventing the statute;
•	purchases made in connection with an issuance by us;
•	purchases by or pursuant to any of our compensation or benefit plans;
•	conversions of our debt securities in accordance with their terms;
•	acquisitions pursuant to a binding contract whereby the holders of shares representing at least two-thirds of our voting power agree to sell their shares to the acquirer, provided that such holders act simultaneously and the transaction is not pursuant to or in connection with a tender offer;
•	acquisitions pursuant to the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing the statute;
•	mergers involving us which satisfy other specified requirements of Missouri law;
•	transactions with a person who owned a majority of our voting power within the prior year; or
•	purchases from a person who previously satisfied the requirements of the control share acquisition statute, so long as the acquiring person does not have voting power after the purchase in a different ownership range (as defined in the statute) than the selling shareholder prior to the sale.

A Missouri corporation may opt out of coverage under the control share acquisition statute by including a provision to that effect in its governing corporate documents. We have not opted out of coverage of the statute.

Takeover Bid Disclosure Act. Missouri’s Takeover Bid Disclosure Act requires that, under some circumstances, before making a tender offer that would result in the offeror acquiring control of us, the offeror must file specified disclosure materials with the Missouri Commissioner of Securities.